UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 15, 2009

                        GREATER ATLANTIC FINANCIAL CORP.
                        --------------------------------
             (Exact Name of Registrant as Specified in its Charter)

    Delaware                             0-26467                 54-1873112
----------------------------        ------------------        ---------------
(State or Other Jurisdiction)      (Commission File No.)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)


10700 Parkridge Boulevard, Suite P50, Reston, VA                        20191
------------------------------------------------                        -----
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:  (703) 391-1300
                                                     --------------

                                 Not Applicable
                                ---------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01  Entry into a Material Definitive Agreement
           ------------------------------------------

         On June 15, 2009, Greater Atlantic Financial Corp. ("GAFC"), the parent company of Greater Atlantic Bank, entered into a definitive Agreement and Plan of Merger with MidAtlantic Bancorp, Inc., a Virginia corporation ("MidAtlantic") and GAF Merger Corp., a Virginia corporation formed to facilitate the merger ("Acquisition Sub"). Pursuant to the Agreement and Plan of Merger, MidAtlantic will acquire GAFC.

         MidAtlantic is a newly organized corporation formed in connection with the transaction by Comstock Partners, LC, a Northern Virginia-based private investor group. Upon consummation of the transaction, MidAtlantic will become a savings and loan holding company of Greater Atlantic Bank. MidAtlantic expects to recapitalize Greater Atlantic Bank upon the closing of the merger.

         Under the terms of the Agreement and Plan of Merger, each holder of GAFC common stock will receive $0.10 in cash for each share held. In connection with the transaction, GAFC also will initiate a tender offer for the outstanding trust preferred securities issued by its subsidiary, Greater Atlantic Capital Trust I ("GACT"), for aggregate consideration not to exceed $688,558. The directors of GAFC and certain other trust preferred holders have agreed to tender their trust preferred securities for $0.01 per share. The amount that would have been paid to these directors and certain other holders of the trust preferred securities above the $0.01 per share will be allocated to the remaining trust preferred holders to provide them with a greater return.

         The Agreement and Plan of Merger is subject to approval by GAFC's shareholders, receipt of necessary regulatory approvals and satisfaction of certain customary representations and warranties and conditions. The acquisition is also conditioned upon satisfaction of the following matters prior to the close of the transaction: (a) the tender of at least 816,627 shares (out of 960,738 shares outstanding) of the GACT trust preferred securities, and (b) the elimination or modification to the satisfaction of MidAtlantic of the operating constraints that currently apply to Greater Atlantic Bank under orders issued by the Office of Thrift Supervision, the primary federal regulator of Greater Atlantic Bank.

         MidAtlantic and GAFC have each completed their due diligence. The transaction is expected to be completed in the third quarter, subject to regulatory and shareholder approvals.

         All of the directors of GAFC have agreed to vote their shares in favor of the approval of the Agreement and Plan of Merger at the shareholders meeting to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances involving an alternative transaction, GAFC has agreed to pay MidAtlantic a termination fee.

         The foregoing summary of the Agreement and Plan of Merger is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety. A joint press release concerning the merger, which was issued by GAFC and MidAtlantic on June 16, 2009, is filed as Exhibit 99.1 to this Form 8-K.

         GAFC will be filing a proxy statement and other documents regarding the proposed transaction with the SEC. GAFC shareholders are urged to read the proxy statement when it becomes available, because it will contain important information about the proposed transaction. When available, copies of the proxy statement will be mailed to GAFC shareholders. Copies of the proxy statement may be obtained free of charge at the SEC's web site at http://www.sec.gov.

         GAFC and its directors, executive officers and certain other members of management and employees may be soliciting proxies from GAFC shareholders in favor of the proposed transaction. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of GAFC's shareholders in connection with the proposed transaction, will be set forth in the proxy statement when it is filed with the SEC. Additional information regarding the interests of these participants and other persons who may be deemed participants in the solicitation may be obtained by reading the proxy statement regarding the merger when it becomes available.

Item 9.01.  Financial Statements and Exhibits
            ---------------------------------

    (a) Financial Statements of Businesses Acquired. Not applicable.
    (b) Pro Forma Financial Information. Not applicable.
    (c) Shell Company Transactions. Not applicable.
    (d) Exhibits.

        Exhibit 2.1      Agreement and Plan of Merger dated as of June 15, 2009

        Exhibit 99.1     Press Release dated June 17, 2009

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            Greater Atlantic Financial Corp.



Date: June 16, 2009                    By: /s/ Carroll E. Amos
                                           ------------------------------------
                                           Carroll E. Amos
                                           President and Chief Executive Officer